Exhibit 99.1

Clearside Biomedical Appoints Seasoned Biotechnology Executive Anthony S. Gibney to its Board of Directors

- Appointment Adds Broad Expertise in Business Strategy, Collaborations, Finance, and M&A with Recent Ophthalmic Experience -

ALPHARETTA, Ga., April 16, 2024 -- Clearside Biomedical, Inc. (Nasdaq: CLSD), a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®), announced today that Anthony S. Gibney has been appointed to the Company's Board of Directors, effective April 15, 2024.

“We are delighted to welcome Tony to our Board of Directors as we build on our leadership in delivering therapeutics to the suprachoroidal space,” said Clay Thorp, Chair of the Clearside Board of Directors. “We believe Tony’s significant experience driving value for biotech companies through successful pipeline development, financing, partnering and M&A will be an invaluable resource to the Clearside team as we enter this pivotal growth phase of the company.”

George Lasezkay, Pharm.D., J.D., President and Chief Executive Officer of Clearside, commented, “Tony’s deep understanding of the biotech business, combined with his recent and relevant experience at Iveric Bio, will provide critical insight and guidance for our strategic and business development initiatives as we look towards a potential Phase 3 program for our lead clinical program, CLS-AX in wet AMD, and explore opportunities for suprachoroidal pipeline expansion.”

“I am honored to join the Board of Directors as Clearside offers a differentiated approach in the ophthalmology space,” said Mr. Gibney. “I look forward to partnering with the leadership team and Board to generate value based on the opportunity for CLS-AX in retinal diseases and Clearside’s innovative suprachoroidal delivery platform that I believe has broad potential to improve outcomes for individuals living with a number of sight-threatening diseases.”

Anthony S. Gibney is an experienced biotechnology executive and former investment banker who brings over 25 years of experience dedicated to advising biotechnology companies in the U.S. and Europe on business strategy, collaboration transactions, financings, and mergers and acquisitions. Most recently, Mr. Gibney served as the

Executive Vice President, Chief Business & Strategy officer of Iveric Bio, Inc. until the company’s acquisition by Astellas Pharma Inc. in July 2023. Prior to that, Mr. Gibney served as Chief Financial Officer and Chief Business Officer at Fog Pharmaceuticals, Inc., where he oversaw its business development, strategy and finance functions, and he served as Executive Vice President and Chief Business Officer at Achillion Pharmaceuticals, where he led the sale of Achillion to Alexion Pharmaceuticals, Inc. in 2020. Before Achillion, Mr. Gibney was a Managing Director and Co-head of the biotechnology investment banking team at Leerink Partners LLC, and Managing Director of Merrill Lynch’s healthcare group. He currently serves on the boards of directors of LAPIX Therapeutics, Inc. and InflaRx N.V. Mr. Gibney received a B.A. in Economics and a B.A. in History from Yale University.

About Clearside Biomedical, Inc.

Clearside Biomedical, Inc. is a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®). Clearside’s SCS injection platform, utilizing the Company’s patented SCS Microinjector®, enables an in-office, repeatable, non-surgical procedure for the targeted and compartmentalized delivery of a wide variety of therapies to the macula, retina, or choroid to potentially preserve and improve vision in patients with sight-threatening eye diseases. Clearside is developing its own pipeline of small molecule product candidates for administration via its SCS Microinjector. The Company’s lead program, CLS-AX (axitinib injectable suspension), for the treatment of neovascular age-related macular degeneration (wet AMD), is in Phase 2b clinical testing. Clearside developed and gained approval for its first product, XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use, which is available in the U.S. through a commercial partner. Clearside also strategically partners its SCS injection platform with companies utilizing other ophthalmic therapeutic innovations. For more information, please visit clearsidebio.com and follow us on LinkedIn and X.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include statements regarding the clinical development of CLS-AX, the reporting of results from the ODYSSEY clinical trial, the potential benefits of Mr. Gibney joining the Board of Directors and the potential benefits of CLS-AX and other product candidates using

Clearside’s SCS Microinjector®. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) on March 12, 2024 and Clearside’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Jenny Kobin

Remy Bernarda

ir@clearsidebio.com

(678) 430-8206

Source: Clearside Biomedical, Inc.